UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

DCP MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2775 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 633-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 30, 2010, DCP Midstream Partners, LP (the “Partnership”) completed the acquisition (the “Acquisition”) of all of the interests in Marysville Hydrocarbons Holdings, LLC (“MHH” or the “Company”). The Acquisition involved three separate acquisitions from a number of parties (collectively, the “Sellers”). The Partnership acquired a 90% interest in MHH from Dart Energy Corporation (“Dart”), a 5% interest in MHH from Prospect Street Energy, LLC (“Prospect”) and 100% of EE Group, LLC (“EE Group”), which owns the remaining 5% interest in MHH. The purchase price paid by the Partnership in the transactions comprising the Acquisition was an aggregate of $95 million in cash. The purchase price is subject to certain working capital, inventory and other customary purchase price adjustments, which the Partnership estimates will result in additional consideration of approximately $6 million. The purchase was financed with borrowings under the Partnership’s revolving credit facility. A portion of the purchase price has been deposited in an indemnity escrow to satisfy certain tax liabilities and provide for breaches of representations and warranties of the Sellers.

The Company owns all of the issued and outstanding capital stock of Marysville Hydrocarbons, Inc. (“MHI”), which in turn owns all of the issued and outstanding capital stock of Marysville Gas Liquids Company (“MGL”). MGL owns and operates a propane and butane storage terminal located in Marysville, Michigan, which includes:

•	Nine underground salt caverns with 285 million gallons of storage capacity;

•	Rail, truck and pipeline connections providing an important supply point for refiners and wholesale propane distributors in the Midwest, Sarnia and Northeast markets; and

•	620 acres including 300 undeveloped acres.

On January 4, 2011, the Partnership merged MGL with MHI and converted MHI’s organizational structure from a corporation to a limited liability company. This conversion to a limited liability company triggered tax liabilities stemming from built-in tax gains recognized in the transaction. These tax liabilities are unrelated to the tax liabilities of MHH identified above for which the indemnity escrow has been established. The Partnership will pay the tax liabilities within 75 days of conversion, following a third party valuation of the MHI assets. The Partnership estimates that these tax liabilities will be in the range of $30 to $40 million. The ultimate resolution of these tax liabilities may be greater or less than our estimates.

Item 7.01 Regulation FD Disclosure.

On January 3, 2010, DCP Midstream Partners, LP (the “Partnership”) issued a press release announcing the Acquisition. A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference. In accordance with General Instruction B.2 of Form 8-K, the press release shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or Exchange Act of 1934, each as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

In accordance with Item 9.01(a)(4) of Form 8-K, the required financial information with respect to the Acquisition will be provided within 71 calendar days after the date this report on Form 8-K must be filed.

(b)	Pro forma financial information.

In accordance with Item 9.01(b)(2) of Form 8-K, the required pro forma financial information with respect to the Acquisition will be provided within 71 calendar days after the date this report on Form 8-K must be filed.

(c)	Not applicable.

(d)	Exhibits.

Exhibit 99.1 Press	Release dated January 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Midstream Partners, LP

	By:	DCP Midstream GP, LP
its General Partner

	By:	DCP Midstream GP, LLC
its General Partner

Date: January 6, 2011		/s/ Angela A. Minas
Name: Angela A. Minas
Title: Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press Release dated January 3, 2010.